Exhibit 99.1

NEWS RELEASE—FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna	(312) 928-1901

JANUARY 27, 2015

Equity Residential Appoints Stephen E. Sterrett to Board of Trustees

Chicago, IL – January 27, 2015—Equity Residential (NYSE: EQR) announced today’s appointment of Stephen E. Sterrett to the company’s Board of Trustees to serve until the next annual meeting of shareholders. Mr. Sterrett, who will serve as a member of the company’s Audit Committee, qualifies as an independent trustee under the New York Stock Exchange’s listing standards and as an audit committee financial expert under SEC rules.

Mr. Sterrett, 59, recently retired as the Senior Executive Vice President and Chief Financial Officer for Simon Property Group (Simon, NYSE: SPG), a leading global retail real estate company. Mr. Sterrett spent more than 26 years in various positions at Simon and its predecessor companies and had served as the company’s Chief Financial Officer since 2000.

“Steve is tremendously accomplished and one of the most respected executives in the REIT industry and we are excited to have him bring his knowledge, expertise and insight to the Equity Residential board,” said David J. Neithercut, Equity Residential’s President and CEO.

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 391 properties consisting of 109,225 apartment units. For more information on Equity Residential, please visit our website at www.equityapartments.com.